Exhibit 10.1

TRANSITION AND EXECUTIVE CHAIRMAN AGREEMENT

This TRANSITION AND EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”) is entered into on June 16, 2026 by and between CME Group Inc., a Delaware Corporation (together with its subsidiaries and affiliates, the “Employer” or “CME”), and Terrence A. Duffy (“Executive”).

R E C I T A L S

WHEREAS, Executive and CME previously entered into that certain Amended and Restated Agreement, dated November 5, 2024 (the “Existing Agreement”), pursuant to which Executive serves as of the Chairman and Chief Executive Officer of CME;

WHEREAS, Executive will continue to serve as the Chairman and Chief Executive Officer pursuant to the Existing Agreement through December 31, 2026 (the “Expiration Date”); and

WHEREAS, effective as of the Expiration Date, the Existing Agreement will expire and Executive will become subject to the terms and conditions of this Agreement, pursuant to which Executive will (i) continue to serve as CME’s Chairman and Chief Executive Officer through the expiration of the CEO Period (as defined below) and (ii) thereafter assume the role of Executive Chairman of CME.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

1.

Employment. Subject to the terms of this Agreement, the Employer hereby agrees to employ Executive during the Agreement Term (as hereinafter defined) as (i) CME’s Chairman and Chief Executive Officer from the Effective Date (as hereinafter defined) through the later of February 28, 2027 and the date on which CME files its Annual Report on Form 10-K with respect to 2026 (the “CEO Period”) and (ii) the Executive Chairman of CME from the expiration of the CEO Period through December 31, 2027 (the “EC Period”), and, in each case, Executive hereby accepts such employment. During the CEO Period, Executive shall perform such duties as have been associated with the offices of Chairman and Chief Executive Officer and such other duties commensurate with such positions as Executive and CME’s Board of Directors (the “Board”) may mutually agree. During the EC Period, Executive shall provide advisory services to CME, consistent with his position as Executive Chairman of the Board, and as more fully set forth on Exhibit A attached hereto and will report directly to the Board. Executive shall devote his full time, ability and attention to the business of the Employer during the Agreement Term. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as CME may from time to time establish in writing for officers of CME or employees generally, including CME’s share ownership guidelines as in effect from time to time. Executive will be nominated as a member of the Board during the Agreement Term.

Nothing in the Agreement shall preclude Executive from participating in the affairs of any governmental, educational or other charitable institution and serving as a member of the board of directors of a corporation, except for a competitor of the Employer, provided Executive notifies the Nominating and Governance Committee of the Board prior to his participating in any such activities and as long as the Nominating and Governance Committee does not determine that any such activities interfere with or diminish Executive’s obligations under the Agreement. Executive shall be entitled to retain all fees and other compensation derived from such activities, in addition to the compensation and other benefits payable to him under the Agreement, but shall disclose such fees to the Employer.

2.

Agreement Term. Executive shall be employed hereunder for a term which commences on January 1, 2027 (the “Effective Date”) and expires on December 31, 2027 (“Agreement Term”). The Agreement Term shall be subject to early termination as set forth herein. The parties acknowledge and agree that the Existing Agreement shall expire and terminate in its entirety effective as of the Expiration Date (if not earlier terminated otherwise). Without limiting the generality of the foregoing, if Executive’s employment is terminated for any reason prior to the Effective Date or Executive is not appointed to the position of Executive Chairman as of the expiration of the CEO Period, then this Agreement shall terminate in its entirety and shall be null and void as of such date.

3.	Compensation.

(a)

Annual Base Salary. During the Agreement Term, the Employer shall pay to Executive a base salary at a rate not less than $2,000,000 per year (“Base Salary”), payable in accordance with the Employer’s normal payment schedule.

(b)

Bonuses. During the Agreement Term, Executive shall be eligible to participate in the Employer’s Annual Incentive Plan (the “AIP”) as in effect from time to time. Executive’s target bonus opportunity under the AIP shall be 200% of the Base Salary paid in the plan year. For the avoidance of doubt, the Compensation Committee of the Board retains the discretion to determine the actual bonus amount to be paid for each plan year, subject to the terms of the AIP. Subject to Executive’s execution, delivery and non-revocation of a general release of claims in a form provided by CME (a “Release”), the employment requirement on the payment date pursuant to the AIP in respect of plan year 2027 shall be replaced with the requirement that Executive continue in employment with CME through December 31, 2027.

(c)

Equity Compensation. During the Agreement Term and in respect of 2027, CME shall grant Executive an award of fully vested shares of CME’s Class A common stock with a grant date value equal to 600% of the Base Salary pursuant to CME’s Omnibus Stock Plan as in effect from time to time or any successor plan thereto (the “Plan”). In addition, notwithstanding any other provision in an applicable award agreement, if Executive is employed by CME as of the expiration of the CEO Period then, subject to Executive’s execution, delivery and non-revocation of a Release prior to the expiration of the CEO Period, all equity or equity based awards the vesting of which is contingent upon the attainment of performance goals (other than the performance shares for the performance period ending December 31, 2026 which shall vest on March 15, 2027 based on actual performance) shall vest at the target level of performance and become payable upon the expiration of the CEO Period (except to the extent that application of such treatment would result in the imposition of tax on Executive pursuant to IRS Code Section 409A (in which case such treatment will occur upon the earliest date which will not result in the imposition of such tax)). Executive acknowledges that the application of this Section 3(c) may result in the imposition of taxes on Executive with respect to equity or equity-based awards at the time of vesting and agrees to pay the Employer any withholding amounts with respect to such awards at the time determined by the Employer.

4.

Change of Control Provisions. In the event of a “Change of Control” (as defined in the Plan) that occurs prior to Executive’s termination of employment with the Employer, all options and time-vesting restricted shares previously granted to Executive, whether during the Agreement Term or otherwise, will have vesting accelerated so as to become 100% vested; provided, however that any awards granted following the Original Effective Date the vesting of which is contingent upon the attainment of performance goals shall have the continued employment requirement applicable to such award waived and shall become vested or shall be forfeited solely based on the actual performance measured over the full performance term (unless a more favorable treatment is provided herein or in the agreement evidencing the particular award or applies to the award pursuant to the operation of the applicable plan under which the award was granted, in which case such more favorable treatment will apply). Thereafter, the options will continue to be subject to the terms, definitions and provisions of the Plan and any related option agreement. If Executive is involuntarily terminated without Cause within sixty (60) days prior to a Change of Control, all unvested options and time-vesting restricted shares which would have been outstanding had Executive been employed on the date of Change of Control become 100% vested; provided, however that any awards granted following the Original Effective Date the vesting of which is contingent upon the attainment of performance goals shall have the continued employment requirement applicable to such award waived and shall become vested or shall be forfeited solely based on actual performance measured over the full performance term (unless a more favorable treatment is provided herein or in the agreement evidencing the particular award or applies to the award pursuant to the operation of the applicable plan under which the award was granted, in which case such more favorable treatment will apply). The Employer shall cause the Plan and all future grants thereunder to permit Executive to transfer awards granted thereunder for estate and tax planning purposes to members of Executive’s immediate family or to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.

5.

Benefits. Executive shall be entitled to insurance, vacation and other employee benefits commensurate with his position in accordance with the Employer’s policies for executives in effect from time to time. Executive acknowledges receipt of a summary of the Employer’s employee benefits policies in effect as of the date of this Agreement. In addition, the Employer shall provide Executive with life insurance and long-term disability coverage consistent with the programs in place for other executives of the Employer (which is currently equal to two-thirds of Executive’s Base Salary upon Executive’s disability (up until age 65) and three times Executive’s Base Salary in the form of life insurance provided or underwritten by the Employer). In the event that the provision of life insurance coverage results in taxable income to Executive’s beneficiaries upon his death the Employer shall pay an additional amount sufficient to put Executive’s beneficiaries in the same after-tax position as if the life insurance benefits had been provided under an insured life insurance plan.

6.

Expense Reimbursement. During the Agreement Term, the Employer shall reimburse Executive, in accordance with the Employer’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

7.

Termination. Executive’s employment with CME shall terminate upon the occurrence of any of the following events. Upon any termination of Executive’s employment for any reason, Executive agrees to resign and shall be deemed to have resigned as a member of the Board.

(a)

Death. Upon the death of Executive, this Agreement shall automatically terminate and all rights of Executive and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except that (i) compensation which shall have accrued to the date of death, including accrued Base Salary, and other employee benefits to which Executive is entitled upon his death, shall be paid or provided in accordance with the terms of the plans and programs of CME, (ii) all stock option, SAR, time-vesting restricted stock and time vesting restricted stock unit awards granted after November 4, 2010 will become fully vested (and in the case of option and SAR awards shall remain exercisable for 48 months following termination (but not beyond the maximum term of the award)) and (iii) all equity or equity-based awards the vesting of which is contingent upon the attainment of performance goals shall vest at target level of performance and become payable within thirty (30) days following the date of death.

(b)

Disability. The Employer may, at its option, terminate this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for a continuous period of 90 days or any 120 days within any 12-month period. Upon such termination, all obligations of the Employer hereunder shall cease, except that (i) compensation which shall have accrued to the date of disability, including accrued Base Salary, and other employee benefits to which Executive is entitled upon his disability, shall be paid or provided in accordance with the terms of the plans and programs of CME, (ii) all stock option, SAR, time-vesting restricted stock and time-vesting restricted stock unit awards granted after November 4, 2010 will become fully vested (and in the case of option and SAR awards shall remain exercisable for 48 months following termination (but not beyond the maximum term of the award)), (iii) all equity or equity-based awards the vesting of which is contingent upon the attainment of performance goals shall vest at target level of performance and become payable within thirty (30) days following the date of such termination of employment; and (iv) Executive shall be entitled to the medical benefits described in Section 7(f). In the event of any dispute regarding the existence of Executive’s disability hereunder, the matter shall be resolved by a majority of the independent directors on the Board.

(c)	Cause. The Employer may, at its option, terminate Executive’s employment under this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(1)

any refusal by Executive to perform his duties and responsibilities under this Agreement, as determined after investigation by the Board. Executive, after having been given written notice by the Employer, shall have seven (7) days to cure such refusal;

(2)

any intentional act of fraud, embezzlement, theft or misappropriation of the Employer’s funds by Executive, as determined after investigation by the Board, or Executive’s admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(3)

any gross negligence or willful misconduct of Executive resulting in a financial loss or liability to the Employer or damage to the reputation of the Employer, as determined after investigation by the Board;

(4)	any breach by Executive of any one or more of the covenants contained in Section 8, 9 or 10 hereof; or

(5)	any violation of any rule, regulation or guideline imposed by CME or a regulatory or self-regulatory body having jurisdiction over the Employer, as determined after investigation by the Board.

The exercise of the right of CME to terminate this Agreement pursuant to this Section 7(c) shall not abrogate any other rights or remedies of CME in respect of the breach giving rise to such termination.

If the Employer terminates Executive’s employment for Cause, Executive shall be entitled to accrued Base Salary through the date of the termination of his employment and other employee benefits to which Executive is entitled upon his termination of employment with the Employer, in accordance with the terms of the plans and programs of CME. Upon termination for Cause, Executive will forfeit any unvested or unearned compensation and long-term incentives, unless otherwise specified in the terms of the plans and programs of CME.

(d)

Termination Without Cause. Upon 30 days prior written notice to Executive, the Board of Directors, by vote of a majority of the independent directors may terminate this Agreement for any reason other than a reason set forth in paragraphs (a), (b) or (c) of this Section 7. If, during the Agreement Term, the employment of Executive hereunder is terminated by the Employer for any reason other than a reason set forth in subsections (a), (b) or (c) of this Section 7:

(1)

Executive shall be entitled to receive accrued Base Salary through the date of the termination of his employment, and other employee benefits to which Executive is entitled upon his termination of employment with the Employer, in accordance with the terms of the plans and programs of the Employer;

(2)

subject to Executive’s execution , delivery prior to the Release Deadline (as defined below) and non-revocation of a Release, Executive shall be entitled to receive a one-time lump sum severance payment equal to two times Executive’s annual Base Salary, which shall be paid within 14 days of the later of the delivery of such general release to the Employer or the date on which such Release becomes irrevocable. For purposes hereof, the “Release Deadline” means the deadline prescribed by the Employer for the execution of the general release described in this paragraph (d)(2) of Section 7, which deadline shall in no event be later than 60 days following the date Executive’s employment terminates;

(3)

subject to Executive’s execution, delivery prior to the Release Deadline (as defined above) and non-revocation of a Release, (i) all stock option, SAR, time-vesting restricted stock and time-vesting restricted stock unit awards granted after November 4, 2010 shall become fully vested (and in the case of option and SAR awards shall remain exercisable for 48 months following termination (but not beyond the maximum term of the award)) and (ii) all equity or equity-based awards the vesting of which is contingent upon the attainment of performance goals shall have the continued employment requirement applicable to such award waived and, except as specifically set forth in Section 7 below, shall become vested or shall be forfeited solely based on actual performance measured over the full performance term; and

(4)	Executive shall be entitled to the medical benefits described in Section 7(f).

(e)	Voluntary Termination.

(1)

Upon 90 days prior written notice to CME (or such shorter period as may be permitted by CME), Executive may voluntarily terminate his employment with CME prior to the end of the Agreement Term for any reason. If Executive voluntarily terminates his employment pursuant to this subsection (e), he shall be entitled to receive accrued Base Salary through the date of the termination of his employment and other employee benefits to which Executive is entitled upon his termination of employment with CME, in accordance with the terms of the plans and programs of CME.

(2)

In addition, if Executive voluntarily terminates his employment during the Agreement Term within the 30 day period immediately following a material diminution of Executive’s title, duties, power or authority without Executive’s written consent, then such termination of employment will be treated as a termination of employment without Cause under Section 7(d) hereof. For the avoidance of doubt, if Executive is nominated for service on the Board in accordance with the Employer’s by-laws, but is not elected to the Board by the Employer’s shareholders and Executive’s management title, duties, power and authority are not otherwise materially diminished, Executive shall not be entitled to terminate his employment under this Section 7(e)(2).

(f)

Upon a termination of Executive’s employment described in Section 7(b), 7(d), 7(e) or 7(h), Executive shall be entitled to elect to continue coverage for himself and his eligible dependents, for up to 48 months following employment termination, under the medical and dental plans of the Employer in which Executive was participating immediately prior to such employment termination. Executive’s monthly cost for such coverage shall be (i) the applicable COBRA premium for such coverage (which cost shall be applicable during the eighteen (18) month period following termination) and (ii) the monthly premium cost paid by Employer for Executive’s coverage (which cost shall be applicable following expiration of the 18 month COBRA period). Upon or prior to the commencement of each 12 month period during the 48 month continuation period, Executive shall inform the Employer whether Executive elects to continue coverage in accordance with this Section 7(f) for such 12 month period. In the event that Executive elects to continue such coverage following a termination described in Section 7(b) or 7(d), the Employer shall pay to Executive an amount, in a lump sum within 30 days following the commencement of such 12 month period, equal to 150% of Executive’s total potential monthly cost for such coverage for such 12 month period (based upon the rates in effect at the time of such election). No payment will be made if (and to the extent) Executive does not elect to continue coverage. Notwithstanding the foregoing timing requirements, with respect to the initial 12 month period, payment of the lump sum amounts payable under this Section 7(f) up to the maximum amount allowed for de minimis payments under IRS Code Section 409A (“Section 409A”) shall be paid within fourteen (14) days of termination of Executive’s employment. The remainder of the lump sum amounts with respect to the first 12 month period, if any, shall be paid six (6) months after the date Executive terminates employment. Notwithstanding anything in this Section 7(f) to the contrary, (i) Executive’s continued coverage under such plans shall end upon the date, if any, when Executive obtains comparable coverage (as compared to the coverage provided under the applicable plans of the Employer) from a subsequent employer of Executive or Executive’s spouse.

(g)	All awards of options and shares granted prior to November 4, 2010 shall be governed by the terms and conditions of such awards at the time of grant.

(h)

Notwithstanding any other provision of this Agreement, if Executive’s employment terminates following the Effective Date other than for any reason set forth in the definitions of Cause under Section 7(c) hereof, Executive shall be entitled following such termination to the medical benefits described in Section 7(f).

8.

Confidential Information and Non-Compete. Executive acknowledges that the successful development of CME’s services and products, including CME’s trading programs and systems, current and potential customer and business relationships, and business strategies and plans requires substantial time and expense. Such efforts generate for CME valuable and proprietary information (“Confidential Information”) which gives CME a business advantage over others who do not have such information. Confidential information includes, but is not limited to the following: trade secrets, technical, business, proprietary or financial information of CME not generally known to the public, business plans, proposals, past and current prospect and customer lists, trading methodologies, systems and programs, training materials, research data bases and computer software; but shall not include information or ideas acquired by Executive prior to his employment with CME if such pre-existing information is generally known in the industry and is not proprietary to CME.

(a)

Except as set forth in Section 8(d), Executive shall not at any time during the Agreement Term or thereafter, make use of or disclose, directly or indirectly to any competitor or potential competitor of CME, or divulge, disclose or communicate to any person, firm, corporation, or other legal entity in any manner whatsoever, or for his own benefit and that of any person or entity other than the Employer, any Confidential Information.

(b)

Executive agrees that during Executive’s employment with the Employer and for a period of one (1) year following the termination of Executive’s employment with CME for any reason, Executive shall not whether as an employee, partner, independent contractor, consultant, advisor, spokesperson, endorser or otherwise, provide any services similar to or the same as those provided by Executive to CME or any subsidiary or affiliate company (any such entity, a “CME Group entity”) during Executive’s employment with any CME Group entity, to any Competing Business. For the purposes of this Agreement, “Competing Business” shall mean any business that is engaged in the same business or businesses of any CME Group entity (including any prospective business in which any CME Group entity is planning to engage). Executive acknowledges and agrees that the restrictions contained in this Section 8(b) are reasonable and necessary to protect CME’s legitimate interests in its customer and employee relationships, goodwill and Confidential Information.

(c)

Upon termination for any reason, Executive shall return to the Employer all records, memoranda, notes, plans, reports, computer tapes and equipment, software and other documents or data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof) and all credit cards, keys and other materials and equipment which are the Employer’s property that he has in his possession or control.

(d)

Pursuant to 18 U.S.C. § 1833(b), Executive understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Employer that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if he files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Employer, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement is intended to prohibit or restrict Executive from communicating with Executive’s attorney or otherwise requesting or receiving confidential legal advice, communication with a government or regulatory agency such as the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Illinois Department of Human Rights, or any other federal, state or local agency regarding good faith allegations about possible violations of law, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in an investigation or proceeding by such agency, without advance notice to the Employer; recovering a whistleblower award; filing or disclosing facts necessary to receive unemployment insurance, Medicaid or other public benefits; disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment; making any truthful statements or disclosures required by law, regulation or legal process.

(e)

If, at any time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable, the parties hereto agree that a maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(f)

The Employer advises Executive to consult with an attorney of Executive’s choice before agreeing to the covenants set forth in Sections 6 and 7 of this Agreement. Executive acknowledges and agrees that Executive has had up to fourteen (14) calendar days from the date Executive first received this Agreement to consider its terms. However, Executive may sign and return this Agreement sooner if Executive wishes. By entering into this Agreement, Executive acknowledges and agrees that Executive (i) has been given the opportunity to seek the advice of counsel, (ii) has carefully read and fully understands all of the restrictions set forth in Sections 8 and 9, and (iii) is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not otherwise be entitled. Executive further agrees and acknowledges that the restrictions set forth in Sections 8 and 9 are in consideration of (x) Executive’s employment by CME during Executive’s employment with the Employer, and (y) additional good and valuable consideration as set forth in this Agreement, including but not limited to Executive’s participation in the AIP and Omnibus Stock Plan, the receipt and sufficiency of which are hereby acknowledged to be adequate consideration under the Illinois Freedom to Work Act, 820 ILCS 90.

9.	Non-solicitation.

(a)

General. Executive acknowledges that the Employer invests in recruiting and training, and shares Confidential Information with, its employees. As a result, Executive acknowledges that the Employer’s employees are of special, unique and extraordinary value to the Employer.

(b)

Non-solicitation. Executive further agrees that during his employment with CME and for a period of one (1) year following the termination of his employment with CME for any reason he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of CME to terminate or abandon his or her employment with CME for any purpose whatsoever.

(c)

Reformation. If, at any time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

10.

Intellectual Property. During the Agreement Term, Executive shall disclose to CME and treat as Confidential Information all ideas, methodologies, and product and technology applications that he develops (alone or jointly with others) during the course of his employment with CME that relate directly or indirectly to CME’s business (collectively, “Inventions”). Executive hereby acknowledges that, by reason of being employed by CME at the relevant times, to the extent permitted by applicable law, all Inventions consisting of copyrightable subject matter are “works made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by CME. To the extent the foregoing does not apply, Executive hereby assigns to CME his entire right, title and interest in and to all Inventions, including any discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, and all intellectual property rights in the foregoing, in each case which may be conceived by Executive or developed or acquired by him during his employment with CME, which may pertain directly or indirectly to the business of the CME. Executive shall at any time during or after the Agreement Term, upon CME’s request, execute, acknowledge and deliver to CME all instruments and do all other acts which are necessary or desirable to enable CME to file and prosecute applications for, and to acquire, maintain and enforce, all intellectual property rights (including patents, trademarks and copyrights) in all countries with respect to Inventions and related intellectual property developed or which was being developed during Executive’s employment with CME. Notwithstanding anything to the contrary herein, the provisions of this Agreement requiring assignment of Inventions does not apply to any Invention for which no equipment, supplies, facilities or trade secret information of CME was used, and which was developed entirely during Executive’s own time, unless such Invention either (i) relates to CME’s business or actual or demonstrably anticipated research or development or (ii) results from any work Executive performs for CME.

11.

Remedies. Executive agrees that given the nature of CME’s business, the scope and duration of the restrictions in paragraphs 8, 9 and 10 are reasonable and necessary to protect the legitimate business interests of CME and do not unduly interfere with Executive’s career or economic pursuits. Executive recognizes and agrees that a breach of any or all of the provisions of Sections 8, 9 and 10 will constitute immediate and irreparable harm to CME’s business advantage, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Executive acknowledges that CME shall therefore be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of any such section. Such injunctive relief shall not be the Employer’s sole remedy. Executive agrees to reimburse CME for all costs and expenses, including reasonable attorney’s fees and costs, incurred by CME in connection with the successful enforcement of its rights under Sections 8, 9 and 10 of this Agreement. Nothing in this Agreement prohibits Executive from communicating with any governmental authority or making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or from filing, testifying or participating in a legal proceeding relating to such violations, including making other disclosures protected or required by any whistleblower law or regulation to the Securities and Exchange Commission, the Department of Labor, or any other appropriate government authority; provided, however, that to the extent Executive discloses any Confidential Information, Executive will honor the other confidentiality obligations in this Agreement and will only share such Confidential Information with his attorney or with the government agency or entity.

12.

Survival. Sections 7(h), 8, 9, 10, 11 and 13 of this Agreement (and, as applicable, the provisions referenced herein) shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Agreement.

13.

Arbitration. Except with respect to Sections 8, 9, and 10, any dispute or controversy between CME and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois, in accordance with the following:

(a)	Arbitration hearings will be conducted by the American Arbitration Association (AAA). Except as modified herein, arbitration hearings will be conducted in accordance with AAA’s rules.

(b)

State and federal laws contain statutes of limitation which prescribe the time frames within which parties must file a law suit to have their disputes resolved through the court system. These same statutes of limitation will apply in determining the time frame during which the parties must file a request for arbitration.

(c)

If Executive seeks arbitration, Executive shall submit a filing fee to the AAA in an amount equal to the lesser of the filing fee charged in the state or federal court in Chicago, Illinois. The AAA will bill the Employer for the balance of the filing and arbitrator’s fees.

(d)

The arbitrator shall have the same authority to award (and shall be limited to awarding) any remedy or relief that a court of competent jurisdiction could award, including compensatory damages, attorney fees, punitive damages and reinstatement. The Employer and Executive may be represented by legal counsel or any other individual at their own expense during an arbitration hearing.

(e)	Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(f)

Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of CME and Executive.

14.

Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 14:

If to CME, to:

Board of Directors

c/o Chairman of the Nominating and Governance Committee

CME Group Inc.

20 South Wacker Drive

Chicago, IL 60606

(312) 930-3100

With a copy to:

Jonathan Marcus

Senior Managing Director and General Counsel

CME Group Inc.

20 South Wacker Drive

Chicago, IL 60606

(312) 930-3488

If to Executive, to the address shown in CME’s personnel records.

15.

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.

Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. No other agreement or amendment to this Agreement shall be binding upon either party including, without limitation, any agreement or amendment made hereafter unless in writing, signed by both parties. Executive acknowledges that each of the parties has participated in the preparation of this Agreement and for purposes of principles of law governing the construction of the terms of this Agreement, no party shall be deemed to be the drafter of the same.

17.	Successors and Assigns. This Agreement shall be enforceable by Executive and his heirs, executors, administrators and legal representatives, and by CME and its successors and assigns.

18.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflict of laws.

19.	Acknowledgment. Executive acknowledges that he has read, understood, and accepts the provisions of this Agreement.

20.

IRS Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Employer for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. Notwithstanding anything herein to the contrary, in no event shall the timing of Executive’s execution of the release described in Section 7, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one (1) taxable year, payment shall be made in the later taxable year.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CME Group Inc.		Terrence A. Duffy

By:	/s/ Rahael Seifu	/s/ Terrence A. Duffy
Rahael Seifu
Compensation Committee, Chairperson

[Signature Page]

EXHIBIT A

Duties and Responsibilities during EC Period

To facilitate a successful CEO transition, maintain leadership continuity, and assist the Board in fulfilling its governance and strategic oversight responsibilities, the Board had engaged Terrence A. Duffy to serve as Executive Chairman and to perform the following duties and responsibilities.

CEO Transition and Strategic Advisory

•	Serve as a trusted advisor and mentor to the CEO, supporting a successful leadership transition and the continued execution of CME’s long-term strategy.

•	Providing counsel on strategic priorities, industry dynamics, organizational leadership and stakeholder engagement.

•	Sharing institutional knowledge, historical context, and strategic perspective to support effective decision-making.

•	Supporting the CEO in Board engagement, strategic planning, talent review, and succession discussions.

Board Leadership and Governance

•	Serve as Chair of the Board and support the Board’s effective oversight of CME.

•	Presiding over meetings of the Board and shareholders, as applicable.

•	Working with the CEO, Lead Director, and Committee Chairs to establish Board agendas and priorities.

•	Supporting Board oversight of strategy, risk, talent, succession, culture, and performance.

Strategic Continuity and Enterprise Stewardship

•	Provide continuity and perspective during the leadership transition.

•	Advising the CEO and Board on long-term strategy, competitive developments, regulatory matters, and enterprise risks and opportunities.

•	Sharing institutional knowledge, historical context, and strategic perspective to support effective decision-making.

•	Supporting the CEO and Board in upholding CME’s culture, core values, and leadership standards.

External Relationship Transition

•	Provide support and mentorship to the CEO designed to strengthen and transition key external relationships.

•	Facilitate the introduction and transition of relationships with customers, investors, regulators, policymakers, industry partners, and other strategic stakeholders.

•	Serve as an ambassador for CME in support of strategic priorities and stakeholder engagement.